Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 7, 2019

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Agenus Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 35,917,776 shares of Common Stock, $0.01 par value, of the Company (the “Shares”). 4,887,737 shares are issuable under the Company’s 2019 Equity Incentive Plan (the “2019 EIP”), 6,112,263 shares are reserved for issuance upon the exercise of stock options previously granted under the 2019 EIP, 5,262,242 shares are issuable under the Company’s Amended and Restated 2009 Equity Incentive Plan, as amended (the “2009 EIP”, and together with the 2019 EIP, the “Plans”) as of the date of adoption of the 2019 EIP and 19,655,534 shares underlie awards under the 2009 EIP, that on or after the date of adoption of the 2019 EIP expire or terminate or are surrendered without the delivery of shares of the Company’s Common Stock, are forfeited to, or repurchased by the Company or otherwise would have become available again for grant under the 2009 EIP.

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

Agenus Inc.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP